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                                                                    EXHIBIT 21.1


                       SUBSIDIARIES OF MAXXIS GROUP, INC.


         Maxxis 2000, Inc., a Georgia corporation and wholly owned subsidiary of Maxxis Group, Inc. ("Maxxis").

         Maxxis Communications, Inc., a Georgia corporation and wholly owned subsidiary of Maxxis.

         Maxxis Nutritionals, Inc., a Georgia corporation and wholly owned subsidiary of Maxxis.